Exhibit 99.1
FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Martin A. Dietrich, CEO
Michael J. Chewens, CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6119

NBT BANCORP INC. ANNOUNCES FIRST-QUARTER RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

NORWICH, NY (April 24, 2006) - NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) today reported net income for the three months ended March 31, 2006, of $13.6 million, up 6% or $0.8 million from net income of $12.8 million reported for the same period in 2005. Net income per diluted share for the three months ended March 31, 2006, was $0.40, an increase of $0.01 from the $0.39 per diluted share earned in the same period in 2005. Return on average assets and return on average equity were 1.18% and 15.11%, respectively, for the three months ended March 31, 2006, compared with 1.23% and 15.74%, respectively, for the same period in 2005. The comparability of financial information is affected by the acquisition of CNB Bancorp, Inc. (“CNB”). Operating results include the operations of CNB from the date of acquisition, which was February 10, 2006.

The results for the three months ended March 31, 2006, were driven primarily by increases in net interest income of $1.3 million and noninterest income of $0.5 million as well as a $0.5 million decrease in income tax expense partially offset by an increase in noninterest expense of $1.6 million compared with the same period in 2005.

Results for the three months ended March 31, 2006, include $0.7 million in pre-tax share-based payment expense related to stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), “Share-Based Payment”, which requires companies to measure and recognize compensation expense for all share-based payments starting in 2006. The adoption of FAS 123R lowered diluted earnings per share by $0.01 for the three months ended March 31, 2006.

In commenting on the results, NBT President and CEO Martin A. Dietrich stated, “I am very pleased with the quality of our earnings performance in the first quarter. Our operating success was driven by solid noninterest income and loan growth. In addition, we were able to further improve the credit quality of our loan portfolio. We also completed the acquisition of CNB in the first quarter and are happy to embark on our new partnership with its customers, employees, directors and stockholders. All of these successes helped drive the financial results reflected in our earnings growth.”

Loan and Lease Quality and Provision for Loan and Lease Losses

Nonperforming loans totaled $13.3 million at March 31, 2006, and represented 0.41% of total loans and leases, compared with $14.3 million and 0.47% at December 31, 2005, and $17.4 million and 0.60% at March 31, 2005. Annualized net charge-offs to average loans and leases for the three months ended March 31, 2006, were 0.23%, compared with the 0.19% annualized ratio for the three months ended March 31, 2005, and the year-to-date December 31, 2005, rate of 0.23%. The allowance for loan and lease losses as a percentage of total loans and leases was 1.53% at March 31, 2006, compared with 1.57% at December 31, 2005, and March 31, 2005. The ratio of the allowance for loan and lease losses to nonperforming loans was 373.56% at March 31, 2006, compared with 331.92% at December 31, 2005 and 261.28% at March 31, 2005. For the three months ended March 31, 2006, the provision for loan and lease losses totaled $1.7 million compared with the $1.8 million provided in the same period in 2005.

Net Interest Income and Net Interest Margin

Net interest income for the three months ended March 31, 2006, increased 3% to $40.1 million from $38.8 million for the same period in 2005. The increase in net interest income was driven primarily by an increase in average earning assets of $389.5 million or 10%. The increase in average earning assets resulted primarily from a $270.3 million increase in average loans and leases, including $103.2 million of acquired loans from CNB on February 10, 2006. Organic average loan and lease growth was 6% for the three months ended March 31, 2006, compared with the same period in 2005. Average investment securities (excluding unrealized gains or losses) increased $114.1 million for the period, principally from the CNB transaction. The Company’s net interest margin decreased 23 basis points (“bp”) for the three months ended March 31, 2006 to 3.86% from 4.09% for the same period in 2005. The Company’s net interest margin of 3.86%, declined 11 bp during the three months ended March 31, 2006, compared with the net interest margin of 3.97% for the three months ended December 31, 2005. The decline in the net interest margin is due largely to the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment. Meanwhile, earning assets, particularly those tied to a fixed rate, have not realized the benefit of the higher interest rate environment, since rates for earning assets with terms three years or longer have remained relatively flat during this period. The Company anticipates that margin pressure will persist into the next several quarters given the flat yield curve.

Noninterest Income

Noninterest income for the three months ended March 31, 2006, totaled $11.2 million, up $0.5 million from the $10.7 million reported in the same period of 2005. Included in noninterest income for the three months ended March 31, 2006 were $0.9 million in net losses from investment securities sales and a $0.5 million gain from a branch sale in March 2006. Excluding the effect of these transactions for the three months ended March 31, 2006, noninterest income increased $1.0 million or 9% compared with the same period in 2005. Retirement plan administration fees for the three months ended March 31, 2006, increased $0.4 million compared with the same period in 2005. This increase resulted from a full quarter of revenue for the three months ended March 31, 2006 compared with a partial quarter of revenue in the same period in 2005 when we acquired EPIC Advisors, Inc. in January 2005. Excluding the $0.5 million gain on sale of a branch mentioned above, other noninterest income increased $0.4 million compared with the same period in 2005, principally from increases in retail and commercial banking fees. Fees from service charges on deposit accounts and ATM and debit cards collectively increased $0.5 million from solid growth in demand deposit accounts. Broker/dealer and insurance revenue for the three months ended March 31, 2006, decreased $0.4 million, primarily from the sale of the Company’s broker/dealer subsidiary M. Griffith Inc., in March 2005.

Noninterest Expense and Income Tax Expense

Total noninterest expense for the three months ended March 31, 2006, increased $1.6 million compared with the same period for 2005. Salaries and employee benefits for the three months ended March 31, 2006, increased $0.3 million over the same period in 2005, primarily from the previously mentioned stock option expense of $0.7 million that reflects the adoption of FAS 123R. Other operating expense increased $0.8 million for the three months ended March 31, 2006, compared with the same period in 2005, primarily from merger related expenses. Income tax expense for the quarter ended March 31, 2006, was $5.6 million, down $0.5 million from the $6.1 million recorded during the same period in 2005. The effective rate for the quarter ended March 31, 2006, was 29.0%, down from 32.1% for the same period in 2005. The decrease in tax expense and the effective tax rate for the quarter ended March 31, 2006, resulted primarily from a settlement for a tax refund claim of $0.5 million.

Balance Sheet

Total assets were $4.9 billion at March 31, 2006, up $630.4 million from $4.3 billion at March 31, 2005. The increase in total assets resulted primarily from the CNB transaction and organic loan growth. Loans and leases were $3.2 billion at March 31, 2006, up 12% from the $2.9 billion at March 31, 2005. Loan and lease growth was driven primarily by the CNB transaction, which accounted for $197.6 million of the increase; the remaining increase was driven by organic growth from commercial and consumer loans. Goodwill and intangible assets increased $64.5 million at March 31, 2006, compared with March 31, 2005, as a result of the CNB transaction. Total deposits increased $451.1 million or 14%, totaling $3.6 billion at March 31, 2006, compared with $3.2 billion at March 31, 2005. Deposits assumed from the CNB transaction totaled $336.5 million; the remaining growth for deposits was driven mainly by increases in demand deposit and time accounts. Trust preferred debentures increased $56.7 million, totaling $75.4 million at March 31, 2006, compared with $18.7 million at March 31, 2005. The increase in trust preferred debentures resulted mainly from funding the cash portion of the CNB transaction. Stockholders’ equity was $385.8 million, representing a total-equity-to-total-assets ratio of 7.90% at March 31, 2006, compared with $319.2 million or a total-equity-to-total-assets ratio of 7.50% at March 31, 2005.

CNB Acquisition

On February 10, 2006, the Company completed its previously announced acquisition of CNB. With the completion of the acquisition, City National Bank and Trust Company merged into NBT Bank, N.A., adding nine full-service community banking offices to the NBT Bank division branch network. On an aggregate basis, CNB stockholders received approximately $39 million in cash and 2,059,000 shares of NBT common stock. The aggregate transaction value was approximately $89.0 million.

Stock Repurchase Program

On January 23, 2006, the NBT Board of Directors authorized a new repurchase program whereby NBT intends to repurchase up to an additional 1,000,000 shares (approximately 3%) of its outstanding common stock, as market conditions warrant in open market and privately negotiated transactions. When this repurchase was authorized, there were 503,151 shares remaining under a previous authorization that was combined with the new authorization, increasing the total shares available for repurchase to 1,503,151. Under the authorized programs for the period, the Company purchased 178,404 shares of its common stock during the three months ended March 31, 2006, for a total of $4.1 million at an average price of $22.73 per share.

Dividend Declared

The NBT Board of Directors declared a second quarter 2006 cash dividend of $0.19 per share at a meeting held today. The dividend will be paid on June 15, 2006, to shareholders of record as of June 1, 2006.

Corporate Overview

NBT is a financial holding company headquartered in Norwich, NY, with total assets of $4.9 billion at March 31, 2006. The Company primarily operates through NBT Bank, N.A., a full-service community bank with two divisions and through two financial services companies. NBT Bank, N.A. has 121 locations, including 83 NBT Bank offices in upstate New York and 38 Pennstar Bank offices in northeastern Pennsylvania. EPIC Advisors, Inc., based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. More information about NBT and its divisions can be found on the Internet at www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.epic1st.com and www.hathawayagency.com.

Forward-Looking Statements

This news release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of NBT Bancorp and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of factors, many of which are beyond NBT’s control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards and tax laws, may adversely affect the businesses in which NBT is engaged; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than NBT; (7) NBT may fail to realize projected cost savings, revenue enhancements and the accretive effect of the CNB acquisition on our earnings; and (8) adverse changes may occur in the securities markets or with respect to inflation. Forward-looking statements speak only as of the date they are made. Except as required by law, NBT does not undertake to update forward-looking statements to reflect subsequent circumstances or events.

FINANCIAL TABLES APPEAR ON FOLLOWING PAGES (6-10).

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)

Three Months Ended March 31,
Net Income	$13,588	$12,789	$799	6%
Diluted Earnings Per Share	$0.40	$0.39	$0.01	3%
Weighted Average Diluted
Common Shares Outstanding	33,746,423	32,977,381	769,042	2%
Return on Average Assets	1.18%	1.23%	-0.05%	-4%
Return on Average Equity	15.11%	15.74%	-0.63%	-4%
Net Interest Margin	3.86%	4.09%	-0.23%	-6%

Asset Quality	March 31,	December 31,	March 31,
	2006	2005	2005
Nonaccrual Loans	$12,616	$13,419	$16,612
90 Days Past Due and Still Accruing	$720	$878	$760
Total Nonperforming Loans	$13,336	$14,297	$17,372
Other Real Estate Owned (OREO)	$279	$265	$438
Total Nonperforming Assets	$13,615	$14,562	$17,810
Allowance for Loan and Lease Losses	$49,818	$47,455	$45,389
Year-to-Date (YTD) Net Charge-Offs	$1,775	$6,941	$1,339
Allowance to Loans and Leases	1.53%	1.57%	1.57%
Total Nonperforming Loans to Loans and Leases	0.41%	0.47%	0.60%
Total Nonperforming Assets to Assets	0.28%	0.33%	0.42%
Allowance to Nonperforming Loans	373.56%	331.92%	261.28%
Net Charge-Offs to
YTD Average Loans and Leases	0.23%	0.23%	0.19%

Capital
Equity to Assets	7.90%	7.54%	7.50%
Book Value Per Share	$11.22	$10.34	$9.85
Tangible Book Value Per Share	$7.84	$8.75	$8.25
Tier 1 Leverage Ratio	7.77%	7.16%	6.89%
Tier 1 Capital Ratio	10.30%	9.80%	9.41%
Total Risk-Based Capital Ratio	11.56%	11.05%	10.67%

Quarterly Common Stock Price	2006		2005		2004
Quarter End	High	Low	High	Low	High	Low
March 31	$23.90	$21.02	$25.66	$21.48	$23.00	$21.21
June 30			24.15	20.10	23.18	19.92
September 30			25.50	22.79	24.34	21.02
December 31			23.79	20.75	26.84	21.94

NBT Bancorp Inc.
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	2006	2005	Net Change	Percent Change
	(dollars in thousands, except per share data)
Balance Sheet as of March 31,
Loans	$3,247,841	$2,898,187	$349,654	12%
Earning Assets	$4,529,770	$3,984,545	$545,225	14%
Total Assets	$4,885,851	$4,255,439	$630,412	15%
Deposits	$3,620,061	$3,168,927	$451,134	14%
Stockholders’ Equity	$385,754	$319,239	$66,515	21%

Average Balances
Quarter Ended March 31,
Loans	$3,147,115	$2,876,853	$270,262	9%
Securities Available For Sale
(excluding unrealized gains or losses)	$1,054,370	$952,848	$101,522	11%
Securities Held To Maturity	$97,347	$84,783	$12,564	15%
Regulatory Equity Investment	$40,549	$36,535	$4,014	11%
Short-Term Interest Bearing Accounts	$7,742	$6,578	$1,164	18%
Total Earning Assets	$4,347,123	$3,957,597	$389,526	10%
Total Assets	$4,666,163	$4,237,627	$428,536	10%
Interest Bearing Deposits	$2,809,696	$2,604,441	$205,255	8%
Non-Interest Bearing Deposits	$591,087	$505,457	$85,630	17%
Short-Term Borrowings	$371,632	$329,726	$41,906	13%
Long-Term Borrowings	$475,755	$413,233	$62,522	15%
Total Interest Bearing Liabilities	$3,657,083	$3,347,400	$309,683	9%
Stockholders’ Equity	$365,015	$329,947	$35,068	11%

NBT Bancorp Inc. and Subsidiaries	March 31,	December 31,	March 31,
Consolidated Balance Sheets (unaudited)	2006	2005	2005
(in thousands)

ASSETS
Cash and due from banks	$123,593	$134,501	$106,520
Short term interest bearing accounts	9,675	7,987	5,783
Securities available for sale, at fair value	1,112,118	954,474	950,555
Securities held to maturity (fair value of $102,338, $93,701 and	102,754	93,709	87,063
$87,407 at March 31, 2006, December 31, 2005 and
March 31, 2005, respectively)
Federal Reserve and Federal Home Loan Bank stock	37,962	40,259	36,942
Loans and leases	3,247,841	3,022,657	2,898,187
Less allowance for loan and lease losses	49,818	47,455	45,389
Net loans and leases	3,198,023	2,975,202	2,852,798
Premises and equipment, net	67,889	63,693	63,806
Goodwill	102,692	47,544	47,544
Intangible assets, net	13,632	3,808	4,234
Bank owned life insurance	40,535	33,648	32,634
Other assets	76,978	71,948	67,560
TOTAL ASSETS	$4,885,851	$4,426,773	$4,255,439

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand (noninterest bearing)	$618,531	$593,422	$509,077
Savings, NOW, and money market	1,546,840	1,325,166	1,467,265
Time	1,454,690	1,241,608	1,192,585
Total deposits	3,620,061	3,160,196	3,168,927
Short-term borrowings	329,702	444,977	307,514
Long-term debt	424,865	414,330	394,500
Trust preferred debentures	75,422	23,875	18,720
Other liabilities	50,047	49,452	46,539
Total liabilities	4,500,097	4,092,830	3,936,200

Total stockholders' equity	385,754	333,943	319,239

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,885,851	$4,426,773	$4,255,439

NBT Bancorp Inc. and Subsidiaries	Three months ended March 31,
Consolidated Statements of Income (unaudited)	2006	2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans and leases	$52,833	$43,944
Securities available for sale	11,877	10,247
Securities held to maturity	985	803
Other	611	467
Total interest, fee and dividend income	66,306	55,461
Interest expense:
Deposits	17,225	10,720
Short-term borrowings	3,937	1,861
Long-term debt	4,142	3,808
Trust preferred debentures	883	258
Total interest expense	26,187	16,647
Net interest income	40,119	38,814
Provision for loan and lease losses	1,728	1,796
Net interest income after provision for loan and lease losses	38,391	37,018
Noninterest income:
Trust	1,358	1,252
Service charges on deposit accounts	4,219	3,929
ATM and debit card fees	1,645	1,400
Broker/dealer and insurance revenue	908	1,352
Net securities losses	(934)	(4)
Bank owned life insurance income	381	333
Retirement plan administration fees	1,231	863
Other	2,416	1,586
Total noninterest income	11,224	10,711
Noninterest expense:
Salaries and employee benefits	15,748	15,451
Office supplies and postage	1,181	1,150
Occupancy	2,988	2,788
Equipment	2,156	2,096
Professional fees and outside services	1,832	1,675
Data processing and communications	2,702	2,658
Amortization of intangible assets	323	118
Loan collection and other real estate owned	211	401
Other operating	3,331	2,544
Total noninterest expense	30,472	28,881
Income before income taxes	19,143	18,848
Income taxes	5,555	6,059
Net income	$13,588	$12,789
Earnings Per Share:
Basic	$0.41	$0.39
Diluted	$0.40	$0.39

NBT Bancorp Inc. and Subsidiaries Quarterly Consolidated Statements of Income (unaudited)	1Q 2006	4Q 2005	3Q 2005	2Q 2005	1Q 2005
(in thousands, except per share data)
Interest, fee and dividend income:
Loans	$52,833	$50,726	$48,784	$46,260	$43,944
Securities available for sale	11,877	10,544	10,103	10,226	10,247
Securities held to maturity	985	913	860	831	803
Other	611	575	535	549	467
Total interest, fee and dividend income	66,306	62,758	60,282	57,866	55,461
Interest expense:
Deposits	17,225	14,352	12,842	12,018	10,720
Short-term borrowings	3,937	3,911	3,005	2,207	1,861
Long-term debt	4,142	4,098	4,176	4,032	3,808
Trust preferred debentures	883	375	308	285	258
Total interest expense	26,187	22,736	20,331	18,542	16,647
Net interest income	40,119	40,022	39,951	39,324	38,814
Provision for loan and lease losses	1,728	2,596	2,752	2,320	1,796
Net interest income after provision for loan and lease losses	38,391	37,426	37,199	37,004	37,018
Noninterest income:
Trust	1,358	1,234	1,292	1,251	1,252
Service charges on deposit accounts	4,219	4,340	4,314	4,311	3,929
ATM and debit card fees	1,645	1,587	1,631	1,544	1,400
Broker/dealer and insurance fees	908	527	571	736	1,352
Net securities (losses) gains	(934)	(546)	(737)	51	(4)
Bank owned life insurance income	381	342	339	333	333
Retirement plan administration fees	1,231	1,212	1,195	1,156	863
Other	2,416	1,736	1,746	1,673	1,586
Total noninterest income	11,224	10,432	10,351	11,055	10,711
Noninterest expense:
Salaries and employee benefits	15,748	13,863	15,438	15,253	15,451
Office supplies and postage	1,181	1,222	1,135	1,121	1,150
Occupancy	2,988	2,689	2,425	2,550	2,788
Equipment	2,156	2,120	1,971	1,931	2,096
Professional fees and outside services	1,832	1,584	1,447	1,381	1,675
Data processing and communications	2,702	2,548	2,613	2,530	2,658
Amortization of intangible assets	323	142	142	142	118
Loan collection and other real estate owned	211	278	115	208	401
Other operating	3,331	4,703	3,293	3,580	2,544
Total noninterest expense	30,472	29,149	28,579	28,696	28,881
Income before income taxes	19,143	18,709	18,971	19,363	18,848
Income taxes	5,555	5,714	5,445	6,235	6,059
Net income	$13,588	$12,995	$13,526	$13,128	$12,789
Earnings per share:
Basic	$0.41	$0.40	$0.42	$0.41	$0.39
Diluted	$0.40	$0.40	$0.41	$0.40	$0.39